EXHIBIT 10.1

Translated from the original Mandarin

Tenancy Agreement

Leasing property: Flat K, L, 6/F, Wai Cheung Industrial Centre, 5 Shek Pai Tau RD, Tuen Mun, N.T. Hong Kong.
Purpose: Commercial use
Landlord: Rui Yong Ltd.
Business Registration Certificate No. 10116256
Tenant: SinoHub Technology (Hong Kong), Ltd
Business Registration Certificate No. 32440242
Leasing period: 2007-7-31  to  2008-7-31
Rent: HK$7,900 shall be paid to landlord before the 31st of every month
Management fee shall be paid by Landlord
Land tax shall be paid by Landlord
Deposit: HK$14,600 (paid)

Leasing terms:
1.	Rent shall be fully paid on time every month.
2.
Deposit shall be paid to Landlord before this Agreement become effective. If the Tenant doesn’t fulfill the leasing period, the deposit shall be kept by Landlord. If the Tenant terminates this Agreement with the agreement of the Landlord, the deposit shall be returned to Tenant within 15 days after all other expenses are settled.

3.	Under no condition that Tenant shall sublet or sublease the unit to other people without the consent of Landlord.
4.	All the expenses caused by Tenant shall be paid on time, for example, telephone expenses or electricity expenses.
5.	Tenant shall comply with the rules of the building and the rules made by the management of this building.
6.
Tenant shall not use any sign board or poster or neon sign for advertising, otherwise Landlord has the right to remove those things and all expenses shall be paid by Tenant. Tenant shall not use public place for furniture, goods, sundries. And Tenant shall not keep any pet in the building.

7.	Tenant shall not change any facilities or architecture of the unit without the consent of Landlord. Any damage on the facilities shall be paid by Tenant.
8.	Tenant shall not keep any dangerous articles like ordnance, gunpowder, gas or other explosive articles.
9.	Tenant shall not make any noise, peculiar smell or other acts that interfere neighbors. Landlord has the right to terminate the Agreement if no improvements are made after warning.
10.	Tenant shall buy wind, flood, fire and other accident insurance. Landlord shall not be responsible for any damage caused by these things
11.
Landlord has the right to send people to the unit to inspect or perform maintenance at normal hours. Landlord has the right to post renting advertisements two months before the expiration date of this Agreement. Tenant shall agree to let people look over the unit.

12.
Any notice in concern with this Agreement shall be delivered to Tenant or Landlord by registered letter. Registered letter to the agreed addresses shall be deemed as properly received by Tenant or Landlord.

13.	Tenant in this Agreement refers to signatory and its lawful successors. If signatory is an organization, Tenant refers to the people in full charge of the organization and its lawful successors.
14.
This Agreement is made in both English and Chinese, if there is any discrepancy, the English version shall rule. Tenant and Landlord shall pay government expenses or a retaining fee averagely (if any).

Rui Yong Ltd.
Title: GM

SinoHub Technology (Hong Kong), Ltd
Title: CFO